EXHIBIT 2.1

DISTRIBUTION AGREEMENT

BETWEEN

LENNAR CORPORATION

AND

MILLROSE PROPERTIES, INC.

DATED

[•], 2024

DISTRIBUTION AGREEMENT

This Distribution Agreement (this “Agreement”) dated [•], 2024, is between Lennar Corporation (“Lennar”), a Delaware corporation, and Millrose Properties, Inc. (“SpinCo”), a Maryland corporation.

RECITALS

WHEREAS, the Board of Directors of Lennar has determined that it is in the best interests of Lennar and its stockholders to cause certain assets consisting of (i) the use of certain intellectual property and trademarks pursuant to the Sublicense Agreement between SpinCo and Lennar-Millrose HOPP’R, LLC, a Delaware limited liability company, dated as of the date hereof (the “HOPP’R Rights Licensing Agreement”), (ii) certain property assets (the “Transferred Assets”) pursuant to the Pre-Spin Assignment, Assumption and Contribution Agreement, dated as of the date hereof (the “Pre-Spin Assignment, Assumption and Contribution Agreement”) by and between Lennar, Lennar Homes Holdings, LLC, CalAtlantic Group, LLC, U.S. Home, LLC, SpinCo, Millrose Properties, LLC, and each of the entities identified as a “Purchaser” on Schedule I thereto (such Purchasers shall be referred to as the “Transferred Entities”) , (iii) certain services and access to the skillsets, knowledge, experience and expertise of Lennar’s personnel pursuant to the Master Program Agreement (as defined below), and (iv) up to approximately $1 billion in cash (including approximately $500 million in cash as payment on the Option Deposits by Lennar to Millrose in connection with the contribution of the Transferred Assets) pursuant to the Pre-Spin Assignment, Assumption and Contribution Agreement (all such assets, the “Business Assets”) to be contributed to SpinCo, which will become a separate, publicly traded corporation and will provide, through certain subsidiaries, an operational and capital solution for home builders and land development companies to finance the acquisition and development of land assets through its Homesite Option Purchase Platform;

WHEREAS, Lennar has formed SpinCo with the intention of causing the Business Assets to be contributed to SpinCo or subsidiaries of SpinCo and then distributing to eligible holders of Lennar Common Stock (as defined below) the SpinCo Common Stock (as defined below) based on the Distribution Ratio (as defined below);

WHEREAS, the Board of Directors of Lennar has determined that it is appropriate and desirable to make a distribution on a pro rata basis to holders of Lennar Common Stock (as defined below) on the Record Date of approximately 80% of the outstanding SpinCo Common Stock (as defined below) owned by Lennar (the “Distribution”);

WHEREAS, following the Distribution (a) Lennar will retain at least 20% of the outstanding SpinCo Common Stock (any shares of SpinCo Common Stock so retained, the “Retained Shares”) and (b) Lennar will not exercise its voting rights with respect to the Retained Shares for as long as it retains the Retained Shares, and Lennar expects to dispose of the Retained Shares through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions;

WHEREAS, prior to the Distribution Date (as defined below), Lennar will cause the Business Assets to be contributed to SpinCo pursuant to the terms of the Pre-Spin Assignment, Assumption and Contribution Agreement, the HOPP’R Rights Licensing Agreement and the Master Program Agreement; and

WHEREAS, for U.S. Federal income tax purposes, it is intended that the Distribution and subsequent distribution of the Retained Shares and any Supplemental Lennar Shares (as defined below) will be treated as a taxable disposition of all of the assets of SpinCo and its applicable subsidiaries, including by reason of the Section 336(e) Elections (as defined below), and will not qualify as a transaction that is tax-free to Lennar or its stockholders under the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the mutual consideration described in this Agreement, and intending to be legally bound, Lennar and SpinCo (together, the “Parties”) agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For the purposes of this Agreement, the following terms will have the following meanings:

“Action” means any action or proceeding before any court of any jurisdiction (including any Federal or state court in the United States), any governmental agency acting in an adjudicatory capacity, any arbitrator or arbitration panel, or any other adjudicatory tribunal.

“Affiliate” means with regard to a Person, any other Person that Controls, is Controlled by or is under common Control with the first Person. After the Effective Time, neither SpinCo nor any of its subsidiaries will be deemed to be an Affiliate of Lennar or any of its subsidiaries, even if immediately after the Effective Time, Lennar and SpinCo have substantially the same stockholders or because of any other condition or relationship that exists immediately after the Effective Time.

“After-Tax Basis” means, in relation to any payment made pursuant to this Agreement, a basis such that the amount payable is increased or decreased, as applicable, to ensure that after taking into account (x) any related Tax benefit allowable to the recipient and (y) any related Tax cost imposed on the recipient, the recipient of the payment is in the same economic position that it would have been in if the payment or the liability to which such payment relates had not been received or incurred, respectively. For purposes of calculating any Tax benefit or Tax cost, the applicable taxpayer shall be deemed to pay Tax at the highest applicable marginal rate in effect for corporations at the time of the payment.

“Agreement” has the meaning set forth in the initial paragraph of this Agreement.

“Business Assets” has the meaning stated in the recitals.

“Code” has the meaning stated in the recitals.

“Control” means, with regard to a Person, the power to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, by contract or arrangement, or otherwise.

“Distribution” has the meaning stated in the recitals.

“Distribution Date” means the day determined by Lennar’s Board of Directors when stock of SpinCo will be distributed to the holders of Lennar Common Stock.

“Distribution Ratio” has the meaning stated in Section 2.2.

“Effective Time” means 12:01 a.m. New York City time on the Distribution Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-11” has the meaning stated in Section 2.6(g).

“GAAP” means accounting principles generally accepted in the United States of America.

“Lennar” has the meaning stated in the initial paragraph of this Agreement.

“Lennar Agreements” means the Master Program Agreement, Master Option Agreement, Master Construction Agreement, Multiparty Cross Agreements and any other agreements which Lennar and SpinCo or TRSCo may enter into from time to time in connection with SpinCo’s (including TRSCo) land banking transactions with Lennar.

“Lennar Class A Stock” means Class A common stock, par value $0.10 per share, of Lennar.

“Lennar Class B Stock” means Class B common stock, par value $0.10 per share, of Lennar.

“Lennar Common Stock” means, collectively, Lennar Class A Stock and Lennar Class B Stock (which, for purposes of this Agreement, will be treated as though they were shares of a single class of common stock).

“Lennar Names” means “Lennar” and “Lennar Corporation.”

“Lennar Price” has the meaning stated in Section 2.1(b).

“Master Construction Agreement” means the Master Construction Agreement, by and between SpinCo, TRSCo and U.S. Home, dated as of [•], 2024, as supplemented by any terms and provisions contained in any Project Addenda.

“Master Option Agreement” means the Master Option Agreement, by and between SpinCo, TRSCo and U.S. Home, dated as of [•], 2024, as supplemented by any terms and provisions contained in any Project Addenda.

“Master Program Agreement” means the Master Program Agreement, by and between SpinCo and U.S. Home, dated as of the date hereof, as supplemented by any terms and provisions contained in any Project Addenda. Properties comprising the Transferred Assets and any future assets acquired by TRSCo (or its subsidiaries) for Lennar will be made subject to this Master Program Agreement pursuant to Addenda (as defined in the Master Program Agreement) that will be executed with respect to each property by the appropriate parties.

“Multiparty Cross Agreement” means any multiparty cross agreement between a subsidiary of Lennar and TRSCo (and/or any Property LLCs) that applies to any portion of the Transferred Assets or any future assets acquired pursuant to the terms of the Master Program Agreement and other Lennar Agreements.

“NYSE” means the New York Stock Exchange.

“Parties” has the meaning stated in the recitals.

“Pre-Spin Assignment, Assumption and Contribution Agreement” has the meaning stated in the recitals.

“Project Addendum” means any Project Addendum, pursuant to which SpinCo (through TRSCo or any of its subsidiaries) and Lennar (through any of its subsidiaries) may subject any Transferred Assets or future assets to the terms and provisions of the Master Program Agreement, the Master Option Agreement and the Master Construction Agreement.

“Property LLC” means any and all of the limited liability company subsidiaries of TRSCo, formed by Lennar in connection with the Spin-Off for the purposes of holding the Transferred Assets and any future assets for Lennar.

“Record Date” means the close of business on the NYSE trading day selected by Lennar’s Board of Directors as the date for the determining the holders of record of Lennar Common Stock who will be entitled to receive shares of SpinCo in the Distribution and the number of shares each of them will be entitled to receive.

“Record Holder” has the meaning stated in Section 2.1.

“Retained Shares” has the meaning stated in the recitals.

“Retained Subsidiaries” has the meaning stated in Section 2.6(c).

“SpinCo” has the meaning set forth in the initial paragraph of this Agreement.

“SpinCo Class A Stock” means Class A Common Stock, par value $0.01 per share, of SpinCo.

“SpinCo Class B Stock” means Class B Common Stock, par value $0.01 per share, of SpinCo.

“SpinCo Common Stock” means, collectively, SpinCo Class A Stock and SpinCo Class B Stock.

“Spin-Off” means the taxable spin-off of SpinCo through the distribution of approximately 80% of the outstanding shares of SpinCo Common Stock to holders of Lennar Common Stock as of the Record Date.

“Straddle Period” has the meaning stated in Section 4.6(d).

“Supplemental Shares” has the meaning stated in Section 2.1(b).

“Tax” means U.S. federal, state, local, and non-U.S. taxes (including, but not limited to, withholding taxes), assessments, fees, levies and other governmental charges, and any related interest, penalties, or additions thereto.

“Tax Return” means any U.S. federal, state, local and non-U.S. report, return, election, designation, form, declaration, claim for refund, certificate, information return, statement or other information filed, or required to be filed, with a taxing authority in connection with Taxes including any amendment, schedule, or attachment thereto (including all related and supporting information).

“Third-Party Customer Price” has the meaning stated in Section 2.1(b).

“Total Lennar Shares” has the meaning stated in Section 2.1(a).

“Transferred Assets” has the meaning stated in the recitals.

“Transferred Entities” has the meaning stated in the recitals.

“TRSCo” means Millrose Properties Holdings, LLC, a Delaware limited liability company that is wholly-owned by SpinCo and intends to qualify as a fully taxable corporation that has jointly elected with SpinCo to be treated as a taxable REIT subsidiary, as defined under section 856(l)(1) of the Code, following the Spin-Off.

“U.S. Home” means U.S. Home, LLC, a Delaware limited liability company wholly owned by Lennar.

ARTICLE II

THE DISTRIBUTION

2.1 Issuance of SpinCo Common Stock. In exchange for the transfer by Lennar to SpinCo of the Business Assets, SpinCo shall issue to Lennar:

(a) at or prior to the Effective Time, by book-entry transfer, 100% of the outstanding shares of SpinCo Common Stock (the “Distribution Date Shares”). SpinCo will not issue paper stock certificates in respect of SpinCo Common Stock. The Distribution Date Shares will consist of (i) a number of shares of SpinCo Class B Stock equal to the number of shares of SpinCo Class B Stock that holders of Lennar Common Stock elect to receive in the Distribution as described in Section 2.3 of this Agreement, (ii) a number of shares of SpinCo Class A Stock equal to the number of shares of SpinCo Class A Stock that Lennar will issue in the Distribution to holders of Lennar Common Stock who do not elect to receive SpinCo Class B Stock and (iii) the Retained Shares; and

(b) pursuant to the terms of the Founder’s Right Agreement, if at any time within eighteen (18) months following the Distribution Date, SpinCo issues additional shares of SpinCo Class A Stock to any third party in consideration for property assets of such third party in connection with Millrose engaging such third party as a customer, and such shares of SpinCo Class A Stock have an aggregate value in excess of $500 million at a per share price lower than the price per share received by Lennar for the Business Assets (the “Lennar Price” and such lower price, the “Third-Party Customer Price”), SpinCo will issue additional shares of Class A Common Stock to SpinCo stockholders (the “Supplemental Shares”). The number of Supplemental Shares to be issued by SpinCo shall be calculated as (i) the number of additional shares the Lennar stockholders receiving Class A Common Stock at the Distribution Date would have received if the Distribution had been executed at the Third-Party Customer Price.

The issuance of the Supplemental Shares shall then be distributed to SpinCo’s stockholders as a stock dividend, subject to any requisite approvals of the SpinCo Board and in compliance with Maryland law. The Board will not be required to make any dividend declaration pursuant to this provision if doing so would jeopardize SpinCo’s ability to qualify as a REIT for U.S. federal income tax purposes. To the extent reasonably practicable, any action taken by the Board to declare a stock dividend of the Supplemental Shares shall be done at a time such that the record date for such stock dividend would be on a date prior to the date of issuance of SpinCo Class A Common Stock to the third party in connection with the third party transaction. Subject to the foregoing, the timing of the distribution of the Supplemental Shares shall be approved by the Board and in compliance with Maryland law and other applicable law, including federal securities laws. The treatment of any fractional shares that may result from such a stock dividend shall be determined at the discretion of the Board. Once the dividend has been declared and the record date and distribution date has been set, SpinCo shall undertake to effect the distribution in the manner so declared by the Board.

2.2 Distribution of SpinCo Common Stock. On the Distribution Date, which shall be determined by the Board of Lennar, Lennar will distribute to the holders of record of Lennar Common Stock as of the Record Date approximately 80% of the Distribution Date Shares based on a ratio of one share of SpinCo Common Stock for every two shares of Lennar Common Stock that are outstanding on the Record Date (including, for the avoidance of doubt, restricted shares of Lennar Common Stock that are subject to time-based or performance-based vesting) (the “Distribution Ratio,”). If a Record Holder makes a timely election to receive shares of SpinCo Class B Stock instead of SpinCo Class A Stock, that Record Holder will receive a number of shares of SpinCo Class B Stock, based on the Distribution Ratio, for each share of Lennar Common Stock as to which the Record Holder made a timely election to receive SpinCo Class B Stock. The Distribution will be effected by Lennar’s delivery by book-entry transfer to the Distribution Agent, as agent for the Record Holders, the number of shares of SpinCo Class A Stock and SpinCo Class B Stock that are to be distributed to the Record Holders and the Distribution Agent’s subsequent transfer at the Effective Time of the appropriate number of such shares to each Record Holder by book-entry transfer. Each Record Holder will be deemed to be the owner of the applicable shares of SpinCo Common Stock beginning when they are received by the Distribution Agent.

2.3 Manner of Electing to Receive SpinCo Class B Stock. Promptly after the Record Date, Lennar will distribute to each Record Holder a form on which to elect to receive SpinCo Class B Stock in the Distribution and will notify the Record Holders regarding how to submit the election form and the time by which an election form must be received by Lennar or its agent in order to be timely. Any election that is not made by the time specified in the election form will not be effective and will not entitle the Record Holder to receive SpinCo Class B Stock instead of SpinCo Class A Stock in the Distribution.

2.4 No Fractional Shares. No fractional shares of SpinCo Common Stock will be issued in the Distribution. Lennar will instruct its Distribution Agent with regard to the Distribution to (i) aggregate a number of shares of SpinCo Class A Stock equal to all the undistributed fractions of a share of SpinCo Class A Stock and sell them in market transactions, and to distribute the proceeds of the sale pro rata to the persons who would have been entitled to receive fractions of a share of SpinCo Class A Stock, and (ii) with respect to each holder of Lennar Common Stock that elects to receive shares of SpinCo Class B Stock, as described in Section 2.3 of this Agreement, and would have been entitled to receive fractions of a share of SpinCo Class B Stock, round down to the nearest whole number of such shares to be distributed to such person, and distribute such whole number of shares to such person.

2.5 Announcement of Record Date and Distribution Date. At least 10 calendar days before the Record Date, Lennar will make a public announcement of the Record Date, the Distribution Ratio for the number of shares of SpinCo Common Stock that are expected to be distributed for each outstanding share of Lennar Common Stock, and the expected Distribution Date. Lennar may, at any time prior to the time when it delivers shares of SpinCo Common Stock to the Distribution Agent, by action of its Board of Directors, (i) determine not to distribute SpinCo Common Stock to Lennar’s stockholders and therefore terminate this Agreement or its provisions relating to the Distribution, (ii) change the announced Distribution Ratio or the number of shares of SpinCo Common Stock that Lennar will distribute with regard to each outstanding share of Lennar Common Stock, (iii) change the Record Date or (iv) change the Distribution Date. Lennar will promptly make a public announcement of any decision of the type described in any of clauses (i) through (iv) of the preceding sentence. If Lennar terminates this Agreement or its provisions relating to the Distribution pursuant to Section 7.1, the obligations of Lennar and SpinCo to take the actions described in this Article II will terminate, as will any other related obligations of Lennar under this Agreement.

2.6 Actions Prior to the Effective Time. Lennar will, and will cause SpinCo to, take the following actions at or before the Effective Time:

(a) Cause the charter of SpinCo and bylaws of SpinCo to be in the form of Exhibits 2.6A-1 and 2.6A-2 to this Agreement, and the number of authorized shares of each class of SpinCo Common Stock to be at least as great as the maximum number of shares of that class of SpinCo Common Stock that will be distributed to eligible holders of Lennar Common Stock in the Distribution.

(b) Cause SpinCo to issue the Distribution Date Shares.

(c) Use their commercially reasonable best efforts to obtain all the consents, approvals and waivers, and all amendments of agreements, that are required so that the Distribution will not violate any order of any court or other governmental agency to which any of Lennar, any of Lennar’s wholly owned subsidiaries other than the Transferred Entities (the “Retained Subsidiaries”), SpinCo or any Transferred Entity is subject, or any agreement to which any of them is a party or by which any of them is bound, or will result in the suspension or termination of any governmental license, permit or approval that is material to any business conducted by Lennar or any of the Retained Subsidiaries or is material to any of the Transferred Assets.

(d) Designate the persons who will serve as directors of SpinCo beginning at the Effective Time.

(e) Enter into a Management Agreement with a wholly owned subsidiary of Kennedy Lewis Investment Management LLC substantially in the form of Exhibit 2.6E.

(f) Apply to list SpinCo Class A Stock on the NYSE.

(g) File with the SEC a registration statement on Form S-11 (the “Form S-11”) relating to SpinCo, the Distribution and the registration of the SpinCo Common Stock and do all reasonable things in their power (including filing amendments to the Form S-11 complying with all reasonable comments made by the staff of the SEC) to cause the Form S-11 to become effective as promptly as practicable.

(h) Engage Computershare Trust Company, N.A. as distribution agent (the “Distribution Agent”) to assist in carrying out the Distribution.

2.7 Conditions to the Distribution. The Distribution Date will be not earlier than the day on which all of the following conditions have been satisfied or waived by Lennar (and the Distribution will not take place unless and until all those conditions have been satisfied by the applicable person or entity or waived by Lennar):

(a) The SEC will have declared the Form S-11 effective and the Form S-11 will not be the subject of a stop order issued by the SEC or by any state securities regulator that has jurisdiction.

(b) The SpinCo Class A Stock that will be issued to Lennar and distributed in the Distribution will have been approved by the NYSE or another national securities exchange and reserved for listing upon issuance.

(c) No order will have been entered by any court or governmental authority and be in force that invalidates this Agreement, that restrains the transfer of the Transferred Entities or material Business Assets to SpinCo in accordance with the Pre-Spin Assignment, Assumption and Contribution Agreement, or restrains Lennar from making, or restrains SpinCo from enabling Lennar to make, the Distribution, and no Action relating to any aspect of the formation of SpinCo or the Distribution will be pending that the Board of Directors of Lennar or the Board of Directors of SpinCo determines presents a significant possibility of resulting in an award of damages against Lennar or SpinCo that would be material to either of them after the Distribution.

(d) The Board of Directors of Lennar will have approved the Distribution and will not have determined prior to the time when Lennar delivers SpinCo Common Stock to the Distribution Agent, in its sole and absolute discretion, that Lennar should not carry out the Distribution.

(e) Gibson, Dunn & Crutcher LLP will have delivered to SpinCo an opinion to the effect that, subject to the qualifications and assumptions set forth therein and provided that the Spin-Off occurs as described in the Form S-11 prior to December 31, 2024, SpinCo’s organization and proposed method of operations will enable SpinCo to meet the requirements for qualification and taxation as a “real estate investment trust” under the Code for its taxable year ending December 31, 2024 and each taxable year thereafter.

(f) A financial advisor will have delivered to the independent directors of the Lennar Board written opinions from regarding (i) certain financial matters relating to the solvency of SpinCo immediately giving effect to the Spin-Off and (ii) certain financial matters relating to the assets, liabilities and total par value of the issued capital stock of Lennar immediately giving effect to the Spin-Off.

2.8 Additional Shares.

(a) If, at or after the Effective Time, the number of shares of a class of SpinCo Common Stock that Lennar delivers to the Distribution Agent in accordance with Section 2.2 is determined to be less than the Distribution Date Shares required to be distributed to the Record Holders at the Effective Time, SpinCo will issue to Lennar, and Lennar will transfer to the Distribution Agent, the number of additional shares of that class of SpinCo Common Stock that are required so the Distribution Agent will be able to issue to the Record Holders all the shares of each class of SpinCo Common Stock they are entitled to receive in the Distribution.

(b) If, at or after the Effective Time, the number of shares of either class of SpinCo Common Stock delivered to the Distribution Agent is determined to be more than the number of shares required to be distributed to the Record Holders, at the request of Lennar made any time after the Distribution has been completed, the Distribution Agent will cause the book-entry transfer to Lennar the number of shares that are not required to be distributed to the Record Holders and those shares will become Retained Shares.

2.9 Effects of Distribution. Subject to Section 2.10, after the Distribution, SpinCo will be independent of Lennar, and SpinCo and its subsidiaries (including the Transferred Entities) will be responsible for the conduct of their own activities, including for the satisfaction of their own debts and liabilities, including debts and liabilities relating to the Business Assets that SpinCo or a subsidiary assumes and for activities relating to the Business Assets, except for services to be provided pursuant to the Master Program Agreement that are part of the Business Assets and except for any liabilities for which Lennar will be providing an indemnification pursuant to the acquisition of the Supplemental Transferred Assets. Except to the extent, if any, that Lennar or a subsidiary expressly guarantees, or agrees to be wholly or partially responsible for particular debts, liabilities or other obligations of SpinCo or its subsidiaries, SpinCo and its subsidiaries will not do anything that could reasonably lead anyone to believe that Lennar or a subsidiary of Lennar is responsible after the Effective Time for a debt, liability, or other obligation assumed, retained, or incurred by SpinCo or a subsidiary.

2.10 Lennar’s Ownership Following the Distribution. In accordance with Section 2.1, as consideration for the Business Assets, Lennar shall receive a number of shares of SpinCo Common Stock equal to the Distribution Date Shares. Pursuant to Section 2.2, on the Effective Date, holders of Lennar Common Stock shall receive in the Distribution approximately 80% of the outstanding shares of SpinCo Common Stock, and Lennar shall retain the Retained Shares. For as long as Lennar retains ownership of the Retained Shares, Lennar agrees not to exercise any voting rights with respect to such shares of SpinCo Common Stock in connection with any matter that may be voted upon by the stockholders of SpinCo. Lennar shall dispose of the Retained Shares through a subsequent spin-off, split-off, public offering, private sale or any combination of these potential transactions as soon as reasonably practicable following receipt of the shares, at the discretion of the Lennar Board of Directors.

ARTICLE III

INDEMNIFICATIONS

3.1 Indemnification by SpinCo. Effective at the Effective Time (if there is one), SpinCo indemnifies Lennar, each of the Retained Subsidiaries, and each of their respective stockholders, members, directors, officers, managers, employees, and agents (together “Lennar Indemnified Persons”) against, and agrees to hold each of the Lennar Indemnified Persons harmless from, any and all costs or liabilities directly or indirectly relating to or arising under or out of any failure by SpinCo to fulfill all its obligations under this Agreement or under any other agreement entered into as contemplated by this Agreement.

3.2 Indemnification by Lennar. Effective at the Effective Time (if there is one), Lennar indemnifies SpinCo, each of its subsidiaries, and each of their respective stockholders, members, directors, officers, managers employees and agents (together “SpinCo Indemnified Persons”) against, and agrees to hold each of the SpinCo Indemnified Persons harmless from, any and all costs or liabilities directly or indirectly relating to or arising under or out of any failure by Lennar to fulfill all its obligations under this Agreement or under any other agreement entered into as contemplated by this Agreement.

3.3 Calculation of Indemnified Loss. If a Lennar Indemnified Person or a SpinCo Indemnified Person (each an “Indemnified Person”) who incurs a cost or liability that is indemnified under Section 3.1 or 3.2 is insured against that cost or liability, the amount for which the Indemnified Person will be indemnified will be the amount of the cost or liability minus any insurance proceeds relating to it that the Indemnified Person receives. If a Lennar Indemnified Person or SpinCo Indemnified Person who has insurance coverage for a cost or liability that is eligible for indemnification under this Agreement fails to make a timely claim for that insurance or otherwise does not use commercially reasonable efforts to collect proceeds of that insurance, the indemnification to which the Indemnified Person is entitled under this Agreement will be reduced by the amount of the insurance proceeds the Indemnified Person would have received if the Indemnified Person had made a timely claim and otherwise used commercially reasonable efforts to collect the insurance proceeds available to the Indemnified Person. The amount for which an Indemnified Person will be indemnified will not be reduced by the tax benefit the Indemnified Person will receive as a result of the cost or liability against which the Person is indemnified.

3.4 Indemnification Procedures Regarding Third Party Claims. If an Indemnified Person intends to seek indemnification for a claim by a third person, promptly after the Indemnified Person learns of the claim, the Indemnified Person will inform whichever of SpinCo or Lennar from which the Indemnified Person is seeking indemnification with regard to the claim (the “Indemnifying Person”) about the claim, including providing any documents setting forth the claim. If, within 30 days after an Indemnifying Person is notified of a claim, the Indemnifying Person acknowledges that if the claim is valid, it is subject to indemnification by the Indemnifying Person and the Indemnifying Person says it wants to assume the defense of the claim, the Indemnifying Person will control the defense of the claim with attorneys it selects. If an Indemnifying Person controls the defense of a claim, the Indemnified Person may nonetheless employ attorneys to participate in the defense, but the cost of those attorneys will not be subject to indemnification. If an Indemnifying Person does not within 30 days after the Indemnified Person notifies it of a claim acknowledge that if the claim is valid, it is subject to indemnification by the Indemnifying Person and elect to assume the defense of the claim, the Indemnified Person may control the defense of the claim with attorneys selected by the Indemnified Person, and the cost of defending against the claim will be subject to indemnification to the same extent as the claim itself. An Indemnifying Person will not settle a claim without the consent of the Indemnified Person, unless the claim can be settled solely with the payment of money, and the settlement includes a release of the Indemnified Person. An Indemnified Person will not settle an indemnified claim without the consent of the Indemnifying Person, which consent will not be unreasonably withheld or delayed.

3.5 Covenant Not to Assert Claim or Defense. SpinCo will not, and will not permit any of its current or future subsidiaries to, assert as a claim against, or a defense against a claim by, any Lennar Indemnified Person, and Lennar will not, and will not permit any of its current or future subsidiaries to, assert as a claim against, or a defense against a claim by, any SpinCo Indemnified Person, that (a) the assumption or retention of any obligation or liability under this Agreement by Lennar or any of its subsidiaries, or by SpinCo or any of its subsidiaries, is void or unenforceable, or (b) any provision of this Article III or Article IV is void or unenforceable.

3.6 Remedies Cumulative. The indemnification provided in this Article III will be in addition to any other remedies to which an Indemnified Person may be entitled at law or in equity, and the availability of that indemnification will not prevent the Indemnified Person from seeking any other remedies to which the Indemnified Person may be entitled.

ARTICLE IV

TAX MATTERS

4.1 Tax Treatment of Distribution. It is intended that, for U.S. federal income Tax purposes: (a) Lennar may recognize gain, but not loss, under section 311(b) of the Code on the Distribution and the subsequent disposition of the Retained Shares (if they are distributed) in an amount equal to the difference (if any) between Lennar’s tax basis in the SpinCo Common Stock and the fair market value of the SpinCo Common Stock immediately before each distribution; (b) under section 301(b) of the Code, Lennar’s stockholders shall be treated as receiving a distribution in an amount equal to the fair market value of the shares of SpinCo Common Stock they receive in the Distribution; and (c) under section 301(c) of the Code, the Distribution shall be (i) taxed as a dividend to the extent of Lennar’s current or accumulated earnings and profits as of the Distribution Date, (ii) then treated as a non-taxable return of capital to the extent of each stockholder’s adjusted tax basis in the shares of Lennar Common Stock, and (iii) thereafter, taxed as capital gain from the sale or exchange of shares of Lennar Common Stock.

4.2 Indemnification by SpinCo. SpinCo indemnifies Lennar and the Retained Subsidiaries, on an After-Tax Basis, against, and agrees to reimburse Lennar and the Retained Subsidiaries for, any Taxes Lennar or the Retained Subsidiaries pay, or are required to pay, that are attributable to or otherwise in respect of revenues or income of SpinCo or its subsidiaries (including the Transferred Entities) after the Effective Time, and those portions of Taxes for periods beginning before, but ending after, the Effective Time that are allocated to SpinCo or its subsidiaries in accordance with Section 4.9. SpinCo and its subsidiaries will within thirty (30) days of receipt pay over to Lennar all refunds of Taxes, and amounts equal to all credits against Taxes, received by SpinCo or its subsidiaries attributable or otherwise with respect to periods, or portions of periods, ending on or before the Distribution Date.

4.3 Indemnification by Lennar. Lennar indemnifies SpinCo and the Transferred Entities, on an After-Tax Basis, against, and agrees to reimburse SpinCo and the Transferred Entities for, any Taxes SpinCo or the Transferred Entities pay, or are required to pay, that are attributable to or otherwise with respect to revenues or income of Lennar or its subsidiaries (including the Retained Subsidiaries) after the Effective Time, and those portions of Taxes for periods beginning before, but ending after, the Effective Time that are allocated to Lennar and the Retained Subsidiaries in accordance with Section 4.9.

4.4 Tax Returns.

(a) Lennar will control the preparation and filing of all consolidated, combined or similar Tax Returns of Lennar that include SpinCo or any of its subsidiaries (including the Transferred Entities) (“Consolidated Returns”) that relate to periods ending on or before the Distribution Date. If a position taken on a Consolidated Return is reasonably expected to affect any Tax liability of SpinCo or any of its subsidiaries for periods or portions of periods ending after the Distribution Date, promptly after Lennar files the Consolidated Return, Lennar will provide information to SpinCo regarding the positions taken on a Consolidated Return that may affect the Tax liability of SpinCo or its subsidiaries for periods or portions of periods ending after the Distribution Date.

(b) Lennar will control the preparation and filing of Tax Returns (that are not Consolidated Returns) relating to SpinCo or its subsidiaries for Tax periods that end on or prior to the Distribution Date. Lennar will provide drafts of any Tax Returns that it prepares pursuant to this Section 4.4(b) for filing after the Distribution Date to SpinCo for comment at least 20 days prior to filing the Tax Returns. Lennar will consider in good faith any comments made by SpinCo. Lennar will provide to SpinCo a copy of any Tax Return relating to SpinCo or any of its subsidiaries and evidence of payment of the Taxes shown on the Tax Return to be due no later than 10 days after the Tax Return is filed.

(c) SpinCo will prepare all Tax Returns of SpinCo or its subsidiaries not described in Sections 4.4(a) and 4.4(b). SpinCo will provide drafts of all Tax Returns relating to periods that begin before the Distribution Date to Lennar for review and comment at least 20 days prior to filing the Tax Returns and will make any changes reasonably requested by Lennar.

4.5 Section 336(e) Elections. Lennar and SpinCo agree that, at Lennar’s election, they shall each make, and cause any relevant subsidiaries to make, one or more elections under section 336(e) of the Code and the Treasury Regulations promulgated thereunder and under any comparable provisions of state, local or non-U.S. law (each, a “Section 336(e) Election”) with respect to the Distribution and the subsequent disposition of the Retained Shares. SpinCo shall (and shall cause any relevant subsidiary to) join with Lennar and/or any relevant subsidiary of Lennar in the making of any such Section 336(e) Elections and shall take any action reasonably requested by Lennar or that is otherwise necessary to give effect to any such elections (including making any other related elections). Lennar shall be responsible for the preparation of any documentation required to effect such Section 336(e) Elections.

4.6 Audits and Other Tax Proceedings. With regard to audits or other examinations, or judicial or administrative proceedings relating to Taxes (“Tax Proceedings”):

(a) Each of Lennar and SpinCo shall notify the other Party in writing of any communication with respect to any pending or threatened Tax Proceeding in connection with any Tax liability (or any issue related thereto) of Lennar or its subsidiaries, or SpinCo or its subsidiaries, respectively, for which the other Party may be responsible pursuant to this Agreement within ten (10) days of receipt. Each of Lennar and SpinCo shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Lennar or its subsidiaries, or SpinCo or its subsidiaries, respectively. The failure of Lennar or SpinCo timely to forward such notification in accordance with the immediately preceding sentence shall not relieve SpinCo or Lennar, respectively, of any obligation to pay such Tax liability or indemnify Lennar and its subsidiaries, or SpinCo and the Transferred Entities, respectively under this Article IV, except to the extent that the failure timely to forward such notification actually prejudices the ability of SpinCo or Lennar to contest such Tax liability or increases the amount of such Tax liability.

(b) Lennar will control any Tax Proceedings relating to Consolidated Returns. If any Tax Proceeding would reasonably be expected to affect any Tax liability of SpinCo or any of its subsidiaries with respect to all or portions of any taxable periods ending after the Distribution Date, Lennar will keep SpinCo reasonably informed as to the status and resolution of the relevant aspects of such Tax Proceedings.

(c) With regard to Tax Proceedings not relating to Consolidated Returns, Lennar will control any Tax Proceeding relating to SpinCo or any of its subsidiaries (including any of the Transferred Entities) for a taxable period that ends on or prior to the Distribution Date (a “Pre-Distribution Tax Proceeding”). SpinCo may, at its own cost, participate in a Pre-Distribution Tax Proceeding. In relation to any Pre-Distribution Tax Proceeding, Lennar shall (A) consult with SpinCo reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) consult with SpinCo and offer SpinCo a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) provide SpinCo copies of any written materials relating to such Tax Proceeding received from the relevant tax authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (i) any Pre-Distribution Tax Proceeding or (ii) any Tax Proceeding relating to a Consolidated Return shall be made in the sole discretion of Lennar and shall be final.

(d) SpinCo will control all Tax Proceedings relating to SpinCo or any of its subsidiaries that are not described in Sections 4.6(b) and 4.6(c). With respect to a Tax Proceeding not described in Sections 4.6(b) and 4.6(c) and relating to a period that begins on or before the Distribution Date and ends after the Distribution Date (a “Straddle Period”), SpinCo shall (A) consult with Lennar reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) consult with Lennar and offer Lennar a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) provide Lennar copies of any written materials relating to such Tax Proceeding received from the relevant tax authority. With respect to any Straddle Period Tax Proceeding that could reasonably be expected to result in a material liability for additional Taxes for a single Tax year of Lennar or its Subsidiaries, Lennar shall be entitled to participate in such Tax Proceeding, and SpinCo shall not settle, compromise, or abandon any such Tax Proceeding without obtaining the prior written consent of Lennar, which consent shall not be unreasonably withheld.

4.7 Cooperation. Lennar, SpinCo and their respective subsidiaries will cooperate with each other in connection with the preparation or amendment of Tax Returns or applications for refunds, or in connection with Tax Proceedings (including Tax Proceedings relating to Lennar Consolidated Returns), including executing all Tax Returns and other documents (including documents related to Tax refund claims or Tax Proceedings) as reasonably requested by the other party; provided, that Lennar shall not be required to provide SpinCo any consolidated, combined, unitary or similar Tax Return of Lennar or portion thereof (including any work papers or related documentation) and shall instead provide SpinCo with the underlying information relevant only to SpinCo and the Transferred Entities and/or pro forma versions of such Tax Returns, redacted as necessary to provide confidentiality with respect to Tax information of Lennar. Any information obtained under this Article IV shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax Proceeding. Further, nothing in this Article IV shall require Lennar or SpinCo, after the Distribution Date, to provide access to, or to disclose any information to, the other Party or any of their agents to the extent such access or disclosure (i) would waive any legal privilege or (ii) would be in violation of applicable laws or regulations of any governmental authority.

4.8 No Effects on Lennar Taxes. In any Tax Returns filed by SpinCo or any of its subsidiaries, SpinCo will not, and will not permit any of its subsidiaries to, except as required by applicable law, take any positions that are inconsistent with positions taken on Tax Returns with regard to the Transferred Entities or Transferred Assets prior to the date of this Agreement that could reasonably be expected to have the effect of increasing any Tax that Lennar or any of its subsidiaries is required to pay with regard to any period prior to, or that includes, the Distribution Date whether by moving the recognition of income into a Taxable period that ends on or prior to the Distribution Date or moving a deduction that had been claimed with regard to a Taxable period that ends on or prior to the Distribution Date into a Taxable period that ends after the Distribution Date or otherwise. SpinCo will not make, and will cause its subsidiaries not to make, any U.S. federal, state, local or non-U.S. Tax elections with regard to any subsidiaries of SpinCo that affect any periods beginning on or before the Distribution Date or that affect the Tax treatment of the Distribution or any other of the transactions that are the subject of this Agreement (other than the Section 336(e) Elections provided for in Section 4.5), or cause any adverse tax consequences to Lennar or any of its subsidiaries.

4.9 Straddle Periods. For purposes of this Agreement, Taxes (and refunds of Taxes) of SpinCo and its subsidiaries for any Straddle Period will be allocated between the pre-Distribution portion and post-Distribution portion of the Straddle Period as follows: (i) the amount of any Taxes that are based on or measured by net income or earnings, gross income or earnings, capital or net worth, or any other Taxes resulting from or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other persons (including wages), or any other similar transaction or transactions of SpinCo and its subsidiaries that are allocable to the pre-Distribution Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Distribution Date (and in the case of any Taxes attributable to the ownership of an equity interest in any partnership or other “passthrough” entity (other than a disregarded entity), as if the taxable period of the partnership or other “passthrough” entity (other than a disregarded entity) ended on, and included, the Distribution Date), (ii) the amount of all other Taxes of SpinCo and its subsidiaries that are allocable to the pre-Distribution Straddle Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the pre-Distribution Straddle Period and the denominator of which is the number of calendar days in the entire Straddle Period.

4.10 Transfer Taxes. Lennar shall be liable for any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes, together with all recording expenses and notarial fees, attributable to, imposed upon, or arising from the Distribution and any transactions undertaken pursuant to the Pre-Spin Assignment, Assumption, and Contribution Agreement (“Transfer Taxes”). The Party customarily responsible under applicable law shall file all necessary Tax Returns with respect to Transfer Taxes and the non-preparing party shall cooperate in duly and properly preparing, executing, and filing any certificates or other documents required to be filed in connection with such Transfer Taxes.

4.11 Survival. The rights of the Parties provided in this Article IV will survive the Distribution and will be available to anyone who succeeds to the rights of that Party by merger, consolidation, or other business combination or who acquires all or substantially all the assets of that Party (unless the right to indemnification under this Agreement is expressly excluded from the assets that are acquired).

4.12 Tax Matters. To the extent the provisions of this Article IV are inconsistent with those in any other section of this Agreement, the provisions of this Article IV shall govern.

ARTICLE V

INFORMATION

5.1 Information and Cooperation Provided by Lennar; Wrong Pockets.

(a) Lennar will provide or make available to SpinCo all business and financial information requested by SpinCo that is in the possession of, or is reasonably available without significant cost to, Lennar or its subsidiaries that (i) relates to SpinCo, and (ii) is reasonably required by SpinCo or its subsidiaries in connection with the preparation of financial statements, in connection with the preparation or filing of a registration statement or other reports with the SEC or other governmental agencies, in connection with the preparation or amendment of Tax returns or audits or other Tax Proceedings relating to Tax returns filed or to be filed by SpinCo or any of its subsidiaries, in order to be able to obtain any equity or debt financing (including any private offering) (the “Financing”) (and, in the case of obtaining auditors’ comfort letters necessary in connection with a Financing, Lennar will request its independent auditors to provide or make available such letters to SpinCo), in order to be able to prosecute or defend litigation or administrative proceedings, in order to be able to respond to governmental requests for information, or for any other purposes reasonably related to activities conducted by SpinCo or its subsidiaries as contemplated by this Agreement.

(b) The parties shall cooperate in good faith after the Distribution Date to make any necessary adjustments to the Transferred Assets conveyed to SpinCo in connection with the Spin-Off and corresponding terms of the Lennar Agreements, all as appropriate to effectuate the intended purpose and results of the Spin-Off. From and after the Distribution Date each of the parties shall execute and deliver such further instruments and take such additional actions as may be required or reasonably requested by the other party to consummate and give effect to such adjustments, including the execution of amendments to the Lennar Agreements to reflect adjustments in the Transferred Assets.

5.2 Information Provided by SpinCo. SpinCo will provide or make available to Lennar all information requested by Lennar that is in the possession of, or is reasonably available without significant cost to, SpinCo or its subsidiaries, that (i) relates to activities of SpinCo or any of its subsidiaries (including the Transferred Entities), or the operating results or financial condition of SpinCo or any of its subsidiaries, at or prior to the Effective Time, and (ii) is reasonably required by Lennar or its subsidiaries, in connection with the preparation of financial statements, in connection with the preparation or filing of reports with the SEC or other governmental agencies, in connection with the preparation or amendment of Tax returns or audits or other Tax Proceedings relating to Tax returns filed or to be filed by Lennar or any of its subsidiaries, in order to be able to prosecute or defend litigation or administrative proceedings, in order to be able to respond to governmental requests for information, or for any other reasonable purposes.

5.3 Excluded Information. Notwithstanding Sections 5.1 and 5.2, neither SpinCo nor Lennar, nor any of their respective subsidiaries, will be required to provide information to the other of them if (i) providing that information would (v) violate a law, (x) violate an order of a court or other governmental agency, (x) violate a confidentiality agreement with, or other legally binding obligation to, an unrelated person, (y) waive any legal privilege, or (z) otherwise be unlawful, and (ii) whichever of Lennar or SpinCo requested the information asks the other Party to attempt to obtain permission to provide the requested information and agrees to pay the costs of attempting to obtain that permission, the other of them makes a commercially reasonable effort to obtain the requested permission, but the permission is denied.

5.4 Form and Cost of Provided Information. Information that is required by Section 5.1 or 5.2 to be provided to Lennar or SpinCo may be provide in the electronic or paper format and condition in which it exists, and neither Lennar nor SpinCo will be required to reformat or enhance information in order to provide it to the other of them. All reasonable out of pocket costs (but not costs of employee time) incurred by Lennar or SpinCo in providing information requested by the other of them will be borne by the one of them that requests the information.

5.5 Ownership of Information. The fact that Lennar or SpinCo provides information to the other of them as required by Section 5.1 or 5.2 will not affect the ownership of that information or give the one of them to which information is provided the right to use that information for any purpose other than the purpose for which it is requested.

5.6 Production of Witnesses and other Cooperation. Lennar and SpinCo each will, at the request of the other of them, make available any of its or its subsidiaries’ officers or employees, and use its commercially reasonable efforts to make available any of its or its subsidiaries’ directors or former officers or employees, to be witnesses in any litigation or other proceeding to which the requesting party or a subsidiary is a party, and will make available any records in its or its subsidiaries’ possession for use or production in any such litigation or other proceeding.

5.7 Confidentiality. Lennar and SpinCo each agrees that it will, and will cause its subsidiaries to, and it will use commercially reasonable efforts to cause its and its subsidiaries’ employees and agents to, keep confidential all information about the other of them or its subsidiaries obtained from the other of them or its subsidiaries that is of a type that normally is kept confidential by the one of Lennar and SpinCo from which it is obtained or its subsidiaries (“Confidential Information”), and it will not use Confidential Information, or disclose it to anyone who may use it, for any purpose other than the purpose for which it is obtained without the written consent of the one of Lennar and SpinCo from which it is obtained. Information will cease to be Confidential Information if and when it becomes generally available to the public or when substantially the same information is obtained from persons other than the one of Lennar or SpinCo to which it relates who had the legal right to disclose it.

5.8 Privileged Information. After the Effective Time, Lennar will retain the attorney-client privilege and all other privileges, and will control the assertion or waiver of those privileges, with regard to all information and communications about Lennar or its subsidiaries (including information about this Agreement and the transactions that are the subject of this Agreement), other than information relating solely to SpinCo or one or more of the Transferred Entities. After the Effective Time, SpinCo will, to the fullest extent available under the law, be entitled to the benefits of, and control the assertion or waiver of, the attorney-client privilege and all other privileges with regard to information relating solely to SpinCo or one or more of the Transferred Entities.

ARTICLE VI

FURTHER ASSURANCES; USE OF LENNAR NAMES

6.1 Additional Actions. In addition to taking all the actions described in this Agreement, Lennar and SpinCo each will do all other commercially reasonable things, and deliver all commercially reasonable documents, to carry out the transactions that are the subject of this Agreement and to evidence the completion of those transactions.

6.2 Use of Lennar Names. SpinCo and each of its subsidiaries may use the Lennar Names (a) in the ordinary course of SpinCo’s business subject to revocation at any time at Lennar’s sole discretion, and (b) as may be required under applicable law, including in any public filings required under the Exchange Act; provided, however, that notwithstanding clauses (a) and (b) above, SpinCo and each of its subsidiaries may not (i) disclose any financial or other business terms of its transactions with Lennar or any of its Affiliates unless required under applicable law, and (ii) (A) represent that Lennar or any of its Affiliates has any obligations to SpinCo or any of its subsidiaries other than as explicitly included in the Lennar Agreements, or (B) without Lennar’s prior written consent, make use of the Lennar Names in connection with any financing transaction or publicity.

ARTICLE VII

TERMINATION OF AGREEMENT

7.1 Lennar Right to Terminate this Agreement. Lennar will have the right at any time before it delivers SpinCo Common Stock to the Distribution Agent, in its absolute discretion and with or without cause, to terminate this Agreement. If Lennar terminates this Agreement before it delivers SpinCo Common Stock to the Distribution Agent, (i) the Distribution will not take place, (ii) SpinCo will continue to be a wholly owned subsidiary of Lennar, (iii) if shares of SpinCo Common Stock or cash have been transferred or delivered to the Distribution Agent, the Distribution Agent will return them to Lennar promptly upon request by Lennar, (iv) none of SpinCo, any stockholder of Lennar or any other person will have any rights under this Agreement or any agreement entered into as contemplated by this Agreement and (v) none of SpinCo, any stockholder of Lennar or any other person will be entitled to assert any claim, or to receive any damages, under this Agreement or because it is terminated.

7.2 Survival. Notwithstanding any provisions of this Agreement stating otherwise, (i) Lennar’s rights provided in Section 2.1(b) hereof shall survive the Distribution for eighteen (18) months following the Distribution Date, (ii) Lennar’s rights provided in Section 2.10 hereof shall survive the Distribution for so long as Lennar retains ownership of any Retained Shares, (iii) the rights of an Indemnified Person to the indemnity provided in this Article III will survive the Distribution and (iv) the rights of the Parties provided in Articles IV and V hereof will survive the Distribution and, in each case, shall be available to Lennar and any party who succeeds to the rights of Lennar by merger, consolidation, or other business combination or who acquires all or substantially all the assets of Lennar.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of SpinCo. SpinCo represents and warrants to Lennar as follows:

(a) SpinCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

(b) SpinCo has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize SpinCo to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by SpinCo and is a valid and binding agreement of SpinCo, enforceable against SpinCo in accordance with its terms, except to the extent that enforceability may be affected by insolvency laws or equitable principles affecting parties to agreements generally.

(c) The shares of SpinCo Common Stock that Lennar will transfer to its stockholders in the Distribution will, when they are issued by SpinCo to Lennar, be duly authorized, validly issued, fully paid and non-assessable.

8.2 Representations and Warranties of Lennar. Lennar represents and warrants to SpinCo as follows:

(a) Lennar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Lennar has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize Lennar to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by Lennar and is a valid and binding agreement of Lennar, enforceable against Lennar in accordance with its terms, except to the extent that enforceability may be affected by insolvency laws or equitable principles affecting parties to agreements generally.

ARTICLE IX

MISCELLANEOUS

9.1 Entire Agreement. This Agreement, the Ancillary Documents and the other documents to be delivered in accordance with this Agreement contain the entire agreement between Lennar and SpinCo relating to the transactions that are the subject of this Agreement and all prior negotiations, understandings and agreements between Lennar and SpinCo are superseded by this Agreement, and each party represents that it has not relied upon any statements, representations, warranties, understandings or agreements concerning or relating to the transactions that are the subject of this Agreement other than those expressly set forth in this Agreement.

9.2 Benefit of Agreement. This Agreement is for the benefit of the parties to it, their respective successors and any permitted assigns. Except as stated in Article III, this Agreement is not intended to be for the benefit of, or to give any rights to, any stockholders of Lennar or SpinCo or anybody else other than the parties, their respective successors and any permitted assigns.

9.3 Captions. The captions of the Articles and Sections of this Agreement are for convenience only, and do not affect the meaning or interpretation of this Agreement.

9.4 Assignments. Neither this Agreement nor any right of either party under it may be assigned without the consent of the other Parties.

9.5 Notices and Other Communications. Any notice or other communication under this Agreement must be in writing and will be deemed given when it is delivered in person or sent by electronic mail (with proof of receipt at the email address to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide overnight delivery service marked for next business day delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified after the date of this Agreement by the party to which the notice or communication is sent):

(a)	If to Lennar:

Lennar Corporation

[redacted]

Attention: [redacted]

Email: [redacted]

with a copy (which will not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

[redacted]

Email: [redacted]

(b)	If to SpinCo:

Millrose Properties, Inc.

[redacted]

Attention: [redacted]

Email: [redacted]

with a copy (which will not constitute notice) to:

Kennedy Lewis Land and Residential Advisors LLC

[redacted]

Attention: [redacted]

Email: [redacted]

9.6 Governing Law. This Agreement will be governed by, and construed under, the laws of the State of Delaware, without regard to conflicts of laws principles that would apply the laws of any other jurisdiction.

9.7 Consent to Jurisdiction. Lennar and SpinCo each agrees that any action or proceeding brought by either of them relating to this Agreement or the transactions that are the subject of this Agreement may be brought in any state or Federal court sitting in the State of Delaware, but in no other court, and each of them (i) consents to the personal jurisdiction of each of those courts in any such action or proceeding, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason (but nothing in this Section 9.7 will prevent a party from removing any action or proceeding from a state court sitting in the State of Delaware to a Federal court sitting in that state) and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought.

9.8 Remedies; Specific Performance. The parties acknowledge that money damages would not be an adequate remedy if Lennar or SpinCo fails to perform in a material respect any of its obligations under this Agreement, and accordingly they agree that in addition to any other remedy to which a party may be entitled at law or in equity, a party will be entitled to obtain an order compelling specific performance of the other party’s obligations under this Agreement, without any requirement that the party obtaining the order post a bond, and the parties agree that if any proceeding is brought in equity to compel performance of any provision of this Agreement, no party will raise the defense that there is an adequate remedy at law. No remedy will be exclusive of any other remedy to which a party may be entitled, and the remedies available to a party will be cumulative.

9.9 Limit of Liability. The liability of Lennar or SpinCo for damages for any breach of this Agreement will be limited to compensatory damages, and none of Lennar, SpinCo or any other person will be liable under this Agreement for indirect, punitive, speculative or similar damages.

9.10 Attorney Conflicts. Lennar and SpinCo each agrees that, although Cleary Gottlieb Steen & Hamilton LLP, Gibson, Dunn & Crutcher LLP and Goodwin Procter LLP may have rendered, or may render, legal services to SpinCo and the Transferred Entities prior to the Effective Time, including legal services relating to the transactions that are the subject of this Agreement, Cleary Gottlieb Steen & Hamilton LLP, Gibson, Dunn & Crutcher, LLP and Goodwin Procter LLP each will have the right, before or after the Effective Time, to render legal services to Lennar, any current or future subsidiary of Lennar, or any stockholder, director or employee of Lennar, including with regard to any disputes relating to this Agreement or the transactions that are the subject of this Agreement, and SpinCo, for itself and each of its current and future subsidiaries (including the Transferred Entities) waives any right it might have to seek to disqualify Cleary Gottlieb Steen & Hamilton LLP, Gibson, Dunn & Crutcher LLP or Goodwin Procter LLP from rendering legal services to Lennar, any current or future subsidiary of Lennar or any stockholder, director or employee of Lennar on the basis of any conflict of interest even if the interests of Lennar in such matters may be directly adverse to the interests of SpinCo, any SpinCo affiliate or any of SpinCo’s current or future subsidiaries (including the Transferred Entities), because of information of which Cleary Gottlieb Steen & Hamilton LLP, Gibson, Dunn & Crutcher LLP or Goodwin Procter LLP may have become aware while rendering legal services to SpinCo or its current or future subsidiaries (including the Transferred Entities), prior to the Effective Time or for any other reason.

9.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY ACTION OR PROCEEDING BROUGHT BY WAY OF COUNTERCLAIM AND ANY ACTION OR PROCEEDING RELATING TO THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES ACKNOWLEDGES THAT IT IS AWARE THAT THIS WAIVER OF RIGHTS TO JURY TRIAL WAS A MATERIAL FACTOR IN THE OTHER PARTY’S DECISION TO AGREE TO THE TERMS OF THIS AGREEMENT AND THAT NOBODY PROMISED THAT THIS WAIVER OF THE RIGHT TO JURY TRIAL WOULD NOT BE ENFORCED.

9.12 Amendments. Until the Effective Time, this Agreement may be amended by, but only by, a document in writing signed by Lennar. After the Effective Time, this Agreement may be amended by, but only by, a document in writing signed by both Lennar and SpinCo.

9.13 Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

9.14 Interpretation.

(a) In this Agreement, (i) words in the singular will be deemed to include the plural, and vice versa, (ii) words of one gender will be deemed to include the other genders as the context requires, (iii) unless otherwise specified, references to Articles, Sections, Exhibits or Schedules will be to articles or sections of, or exhibits or schedules to, this Agreement, (iv) unless otherwise specified, the word “including” will mean “including but not limited to,” (v) unless otherwise specified, references to this Agreement will refer to this Agreement on the date it is executed, except that if a provision is amended, it will refer to that provision immediately after the most recent amendment, and (vi) this Agreement will be conclusively presumed to have been executed on the date set forth in the first paragraph of this Agreement.

(b) This Agreement will be deemed to have been mutually drafted by Lennar and SpinCo, and no rule of construction that a document is to be interpreted or construed against the drafter will apply to this Agreement.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the parties to this Distribution Agreement have caused it to be executed by their authorized representatives as of the day shown in the first paragraph above.

LENNAR CORPORATION

By:
Name:
Title

MILLROSE PROPERTIES, INC.

By:
Name:
Title:

[Signature page to Distribution Agreement]

Exhibit 2.6A-1

Articles of Amendment and Restatement of SpinCo

1

Exhibit 2.6A-2

Amended and Restated Bylaws of SpinCo

2

Exhibit 2.6E

Management Agreement

3